Exhibit 10.16

EXECUTIVE CONSULTING AGREEMENT

THIS EXECUTIVE CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of the 1st day of January, 2005 between KENNETH J. HUNNICUTT, an individual resident of the State of Georgia (“Consultant”), and ABC BANCORP, a Georgia corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, on December 31, 2003, the Company and Consultant amended that certain Amended and Restated Executive Employment Agreement dated as of May 24, 1999 between the Company and Consultant (the “Employment Agreement”) pursuant to the terms and conditions of Amendment No.1 thereto, to which this Agreement is attached as Exhibit A;

WHEREAS, Consultant has heretofore served as the Company’s Chairman of the Board and Chief Executive Officer, and Consultant desires to change his role with the Company in order to make himself available to provide consulting services to the Company and facilitate its retention of a new chief executive officer;

WHEREAS, simultaneously herewith Consultant has voluntarily resigned as an executive officer and employee of the Company; and

WHEREAS, the Company and Consultant each desire to enter into this Agreement to set forth in writing the terms and conditions of Consultant’s relationship with the Company from and after the date hereof;

NOW, THEREFORE, in consideration of the premises and of the promises and agreements hereinafter set forth, the parties hereto, intending to be legally bound, do hereby agree as follows:

SECTION 1. Term. The term of this Agreement shall begin on the date hereof (the “Effective Date”) and, unless otherwise earlier terminated pursuant to Section 3 hereof, shall end on the date of the Company’s annual meeting of shareholders held during calendar year 2007, but in no event later than May 31, 2007 (hereinafter referred to as the “Term”).

SECTION 2. Consulting Services. Consultant hereby agrees to provide such consulting services to the Company during the Term with respect to such matters pertaining to the Company’s business and affairs as may be requested of Consultant from time to time by the Company’s Board of Directors (the “Board”) or President, provided that Consultant shall not be obligated to consult on any matter that would not be appropriate for an executive-level consultant or a member of senior management. In this regard, Consultant shall be generally available to provide consulting services to the Board during normal business hours, upon reasonable notice, throughout the Term, it being the intent of the parties that Consultant may provide such services on or off the Company’s premises, unless it shall be necessary for Consultant to be on-site at a specific Company location in connection with a specific project (e.g., such as attending management meetings); provided, however, that Consultant may (a) serve as a director or officer of any charitable, religious, civic, educational, or trade organization, and (b) provide consulting services to any other person or entity that is not engaged in a Competing Business, in each case to the extent that such activities, individually or in the aggregate, do not interfere with the performance of Consultant’s duties and responsibilities under this Agreement. In performing Consultant’s services hereunder, Consultant shall be an independent contractor and shall not be, or be deemed to be, an employee or agent of the Company. Except as may be specifically authorized in a writing in advance by the President or the Board of Directors of the Company, Consultant shall have no right or authority to act for or on behalf of the Company or otherwise to enter into any agreements or make any commitments with third parties binding upon the Company.

SECTION 3. Early Termination.

3.1 Right to Terminate. The Term may be terminated prior to its expiration upon the occurrence of any of the following events:

(a) the mutual written agreement of the parties hereto to terminate the Term;

(b) the Company’s termination of the Term, upon written notice to Consultant, for “good cause,” which shall exist (i) if Consultant is convicted of (from which no appeal may be taken), or pleads guilty to, any act of fraud, misappropriation or embezzlement, or any felony, (ii) if Consultant has engaged in conduct or activity materially damaging to the business of the Company (it being understood, however, that neither conduct nor activity pursuant to Consultant’s exercise of his good faith business judgment nor unintentional physical damage to any property of the Company by Consultant shall be a ground for such a determination by the Company), or (iii) Consultant breaches the terms of this Agreement and, within ten (10) days following written notice by the Company to Consultant of such breach, the Consultant has failed to cure such breach; or

(c) the Consultant’s termination of the Term, upon written notice to the Company, if the Company breaches the terms of this Agreement and, within ten (10) days following written notice by the Consultant to the Company of such breach, the Company has failed to cure such breach.

3.2 Consequences of Good Cause Termination and Wrongful Termination. In the event that the Company terminates the Term for “good cause” pursuant to Section 3.1(b) hereof, then, in addition to other remedies available to the Company at law or in equity, the Company shall have no further obligation (a) to make any payments to Consultant under Section 4.1 hereof or (b) to provide Consultant with office space or secretarial assistance under Section 4.3 hereof, provided that in such event the Company shall continue to offer COBRA continuation coverage to Consultant, at Consultant’s expense, for the remainder of the unexpired Term. In the event that the Company terminates Consultant hereunder alleging “good cause” under Section 3.1(b) hereof and it is subsequently determined pursuant to the arbitration procedure provided for in Section 10.9 hereof that the termination was not for “good cause”, then the Company shall be obligated to promptly pay Consultant, as liquidated damages and in lieu of all other amounts payable hereunder or damages arising therefrom, (i) a lump-sum amount (retroactive to the date of termination) equal to all remaining unpaid compensation pursuant to Section 4.1 hereof which would otherwise have been payable to Consultant during the Term had the Agreement not been terminated; and (ii) all of Consultant’s reasonable attorneys’ fees and costs incurred in connection therewith. In the event that the Consultant terminates the Term in accordance with Section 3.1(c), then, in addition to other remedies available to the Consultant at law or in equity, the Consultant shall have no further obligation (a) to provide services to the Company pursuant to Section 2 or 5 hereof or (b) to comply with the provisions of Section 6.2 hereof.

3.3 Consequences of Mutual Early Termination. In the event that the Company and Consultant mutually agree to terminate the Term pursuant to Section 3.1(a) hereof, the parties’ respective rights and obligations under this Agreement shall terminate unless and except to the extent that the parties expressly agree otherwise at the time of such mutual termination.

SECTION 4. Compensation and Related Matters.

4.1 Compensation. During the Term, the Company hereby agrees to pay to Consultant the sum of $13,333.00 per month, such payments to be made on or before the 1st calendar day of each month commencing February 1, 2005. The amounts payable under this Section 4.1 shall be paid without deduction for state or federal withholding taxes, social security or other like sums, and, by virtue of being an independent contractor hereunder, Consultant alone shall be responsible for the payment of all such taxes and sums levied or assessed with respect to the amounts paid to Consultant hereunder.

4.2 Out-of-Pocket Expenses. Consultant shall be entitled to receive reimbursement for all reasonable expenses incurred during the Term in connection with the fulfillment of Consultant’s duties hereunder upon presentation of appropriate vouchers therefor, provided that Consultant has complied with all reasonable policies and procedures relating to the reimbursement of such expenses as shall, from time to time, be established by the Company for its employees.

4.3 Office Space and Secretarial Assistance. During the Term, the Company shall provide Consultant with reasonable office space and secretarial assistance.

4.4 Acknowledgement of Bylaw Indemnification. The Company and Consultant acknowledge and agree that nothing herein is intended to modify, diminish or affect Consultant’s right to indemnification in the manner contemplated by the Company’s Bylaws in effect as of the Effective Date.

SECTION 5. Board Position and Other Positions. During the Term, management of the Company shall nominate Consultant to serve as a director of the Company, and the Board shall recommend that the Company’s shareholders elect Consultant as a director. If so elected, Consultant shall continue to serve as Chairman of the Board (without any additional compensation therefor except for customary directors’ fees). Simultaneously with the execution of this Agreement, Consultant has resigned as an officer and employee of the Company and as an officer, director, manager, trustee, agent and employee of each of the Company’s subsidiaries and affiliates.

SECTION 6. Restrictive Covenants

6.1 Acknowledgements. Consultant acknowledges that the covenants herein are essential to the negotiated consulting arrangements contemplated hereby, are necessary to protect the goodwill and other value of the Company and are given by Consultant in consideration of the compensation payable hereunder to Consultant by the Company and that irreparable injury would befall the Company should Consultant breach such covenants. Consultant further acknowledges that (i) his prior services as an employee of the Company were, and his services hereunder are, of a special, unique and extraordinary character and that his positions with the Company have placed him in a position of confidence and trust with the key relationships and employees of the Company and have allowed him access to Confidential Information (as hereinafter defined), (ii) the type and periods of restrictions imposed by the covenants in this Section 6 are fair and reasonable and that such restrictions will not prevent Consultant from earning a livelihood, (iii) Consultant is receiving payments hereunder during the operative term of these covenants in consideration of these covenants, (iv) the Company is engaged in the business of providing banking and bank-related services; (v) the Company conducts its business activity in and throughout the Area (as hereinafter defined); and (vi) Competing Businesses (as hereinafter defined) are engaged in businesses like and similar to the business of the Company.

6.2 Covenants. Having acknowledged the foregoing, Consultant covenants and agrees with the Company that, during the Term and for a period of one (1) year thereafter, he will not, directly or indirectly, (i) disclose or use for his own benefit or the benefit of any other person, except as may be necessary in the performance of his duties hereunder, any Confidential Information disclosed to the Consultant or of which Consultant became aware by reason of his prior employment with or service as a consultant to the Company; (ii) solicit or divert or appropriate to any Competing Business, directly or indirectly, on his own behalf or in the service of or on behalf of any Competing Business, or attempt to solicit or divert or appropriate to any such Competing Business, within the Area, any person or entity who was a customer of the Company at any time during the preceding twelve (12) months of Consultant’s relationship with the Company and with whom Consultant had contact during such period; (iii) employ or attempt to employ or assist anyone else in employing in any Competing Business in the Area any managerial or key employee of the Company (whether or not such employment is full time or is pursuant to a written contract with the Company); and (iv) engage in or render any services to or be employed by any Competing Business in the Area in the capacity of officer, managerial or executive employee, director, management consultant or shareholder (other than as the owner of less than five (5%) percent of the shares of a publicly-owned corporation.

6.3 Return of Information. Consultant agrees that, upon the termination of this Agreement for any reason whatsoever, he will not take with him or retain without written authorization from the Company’s Chairman of the Board or President, and he will promptly deliver to the Company, originals and all copies of all papers, files or other documents containing any Confidential Information and all other property belonging to the Company and in his possession or under his control. Notwithstanding the immediately preceding sentence, Consultant shall be permitted to retain any personal memorabilia belonging to him, notes taken by him as a member of the Board, or any committee thereof, and any other such materials which Consultant deems to be of value to him in the event the same may be needed by Consultant in connection with the defense of any lawsuit, action or proceeding brought against him for any reason whatsoever.

6.4 Definitions and Construction. For purposes of this Agreement, (i) “Area” means a fifty (50) mile radius of Moultrie, Georgia; (ii) “Competing Business” means the business of providing banking or bank-related services; and (iii) “Confidential Information” means any and all data and information relating to the business of the Company (whether or not constituting a trade secret) that is, has been or will be disclosed to the Consultant or of which Consultant became or becomes aware as a consequence of or though his relationship as an employee of or consultant to the Company and that has value to the Company and is not generally known by its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made without authorization by the Company), that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. Confidential Information includes, without limitation, information relating to the Company’s financial affairs, processes, services, customers, employees or employees’ compensation, research, development, purchasing, accounting or marketing. The parties hereto agree that all references to the Company in this Section 6 shall include, unless the context otherwise requires, all subsidiaries and controlled affiliates of the Company.

6.5 Survival of Restrictive Covenants. The covenants and obligations of Consultant under this Section 6 are independent of and separate from the other provisions hereof and shall survive any earlier termination of the Term in accordance with Section 3.1 hereof, unless the parties expressly agree in writing to the contrary.

SECTION 7. Representations and Warranties of Consultant. The Consultant represents and warrants that:

(a) this Agreement constitutes the legal, valid and binding obligation of the Consultant, enforceable against him in accordance with its terms;

(b) Consultant has no claims or rights against, or interests in, the Company, its subsidiaries or its controlled affiliates, other than (i) those cancelled, exchanged,

waived, superseded and replaced by this Agreement, and (ii) Consultant’s rights as a holder of the Company’s common stock and of options to acquire common stock pursuant to employee stock options granted to the Consultant; and

(c) Consultant has no right, title, interest or claim in, to or under any Confidential Information or trade secrets of the Company.

SECTION 8. Waivers. Neither party shall be deemed, as a consequence of any act, delay, failure, omission, forbearance or other indulgences granted from time to time by such party, or for any other reason, (i) to have waived, or to be estopped from exercising, any of such party’s rights or remedies under this Agreement, or (ii) to have modified, changed, amended, terminated, rescinded, or superseded any of the terms of this Agreement.

SECTION 9. Injunctive Relief. The Consultant acknowledges (i) that any violation of this Agreement will result in irreparable injury to the Company, (ii) that damages at law would not be reasonable or adequate compensation to the Company for violation of this Agreement, and (iii) that the Company shall be entitled to have the provisions of this Agreement specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages and without posting bond or other security, as well as to an equitable accounting of all earnings, profits and other benefits arising out of any such violation.

SECTION 10. Miscellaneous.

10.1 Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon Consultant, Consultant’s executor, administrator, heirs, personal representatives and assigns, and upon the Company and its successors and assigns; provided, however, that the obligations and duties of Consultant may not be assigned or delegated.

10.2 Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of Georgia, without giving effect to any conflicts of laws principles.

10.3 Invalid Provisions. The parties herein hereby agree that the agreements, provisions and covenants contained in this Agreement are severable and divisible, that none of such agreements, provisions or covenants depends upon any other provision, agreement or covenant for its enforceability, and that each such agreement, provision and covenant constitutes an enforceable obligation between the Company and Consultant. Consequently, the parties hereto agree that neither the invalidity nor the unenforceability of any agreement, provision or covenant of this Agreement shall affect the other agreements, provisions or covenants hereof, and this Agreement shall remain in full force and effect and be construed in all respects as if such invalid or unenforceable agreement, provision or covenant were omitted.

10.4 Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.5 Notices. All notices and other communications under this Agreement shall be in writing and may be given by any of the following methods: (i) personal delivery; (ii) registered or certified mail, postage prepaid, return receipt requested; or (iii) overnight delivery service requiring acknowledgment of receipt. Any such notice or communication shall be sent to the appropriate party at its address given below (or at such other address for such party as shall be specified by notice given hereunder):

If to Consultant, addressed to:

Mr. Kenneth J. Hunnicutt

766 Georgia Highway 111

Moultrie, Georgia 31768

If to the Company, addressed to:

ABC Bancorp

24 Second Ave., S.E.

Moultrie, Georgia 31768

Attention: Chief Executive Officer

All such notices and communications shall be deemed received (i) upon actual receipt thereof by the addressee, or (ii) upon actual delivery thereof to the appropriate address as evidenced by an acknowledged receipt.

10.6 Facsimile Signature; Counterparts. This Agreement may be executed by facsimile signature and in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

10.7 Waiver of Breach. The waiver by the Company of a breach of any provision, agreement or covenant of this Agreement by Consultant shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision, agreement or covenant by Consultant.

10.8 Amendment. This Agreement may not be amended, modified or supplemented except by written agreement of the parties hereto.

10.9 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Moultrie, Georgia in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. The decision of the arbitrators shall be final and binding as to any matter submitted to them under this Agreement, and judgment on any award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

10.10 Entire Agreement; Termination of Employment Agreement. This Agreement (together with any document or agreement referred to herein) constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and supersedes and replaces all prior agreements (written or oral) by and between, and all contractual rights of, the Company and Consultant.

10.11 Representations and Warranties of the Company. The Company hereby represents and warrants to the Consultant that: (i) this Agreement has been duly authorized by the Board, executed and delivered by the Company, and constitutes the valid and binding agreement of the Company, enforceable against it in accordance with its terms; and (ii) the Company has the full power authority to execute, deliver and perform this Agreement and has taken all necessary action to secure all approvals required in connection herewith.

10.12 Attorneys’ Fees. If there is any legal action, arbitration or proceeding between Consultant and the Company arising from or based on this Agreement or the interpretation or enforcement of any provisions hereof, then the unsuccessful party to such action, arbitration or proceeding shall pay to the prevailing party all costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by such prevailing party in such action, arbitration or proceeding, in any appeal in connection therewith and in any action or proceeding taken to enforce any judgment or order so obtained by the prevailing party. If such prevailing party recovers a judgment in any such action, arbitration, proceeding or appeal, then such costs, expenses and attorneys’ fees shall be included in and as a part of such judgment.

IN WITNESS WHEREOF, Consultant has executed and delivered this Agreement, and the Company has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized, all as of the day and year first written above.

/s/ Kenneth J. Hunnicutt
KENNETH J. HUNNICUTT

ABC BANCORP

By:	/s/ Edwin W. Hortman, Jr.
Name:	Edwin W. Hortman, Jr.
Title:	President